EXHIBIT 10.1

                   PRODUCT DEVELOPMENT AND MARKETING AGREEMENT

         This Agreement ("Agreement") made as of the 1st day of May, 2015, by and between EARTH SCIENCE TECH, INC. ("EST"), a corporation incorporated under the laws of the State of Nevada, authorized to do business in Florida and having offices at 2255 Glades Road, Suite 324A, Boca Raton, Florida, hereinafter referred to as "The Company" and MAJORCA GROUP, INC. ("Majorca"), a corporation incorporated under the laws of the Marshall Islands hereinafter referred to as "Developer" is as follows:

         1. Appointment and Acceptance. The Company engages Developer for the purposes set forth below, that is, to assist with the development and marketing of new product lines and to effect introductions of prospects to The Company for diverse transactional potentials.

         2. Products/Services. The products subsumed by this Agreement include those already in existence which have been developed with the input and assistance of Developer, which are listed in Schedule A hereto, those presently under development including nutritional supplements and dietary products under The Company's "EST" brand, those presently under consideration for future release including pre-workout products, intra and post-workout products, whey protein products, fat burner and testosterone booster products, and those which may hereafter be formulated and implemented with the assistance, input and advice of Developer. Developer shall maintain a pervasive relationship with the products and services of The Company with a continuous eye toward improvement, expansion and distribution and an ongoing obligation to consult thereon.

         3. Compensation. Developer's compensation for services performed hereunder shall be a percentage fee constituted by 15% of net sales accomplished by, through or as a result of Developer's efforts, including sales occurring as a result of introductions as described above. "Net sales" is defined as the selling price less the actual cost to The Company and "actual cost" shall mean what is attributable to raw material, labeling and packaging only and shall not include any other fixed costs of distribution. The fee shall continue to be paid for 10 years on all sales to customers introduced and for 15 years on all sales of products in the lines established with the input and/or direction of Developer, regardless of the identity or origin of the customer.

         4. Computation and Payment of Percentage Fees.

                  A. Percentage fees are due and payable on or before the 20th day of the month following the month in which the relevant customer invoice is paid.

                  B. At the time of payment of percentage fees to the Developer, The Company will send Developer a statement showing percentage fees paid during that period and listing the invoices on which the percentage fees are being paid. This shall be in the form of a spreadsheet detailing the previous month's sales to customers and include information on all sales to customer introduced by Developer, sales from the lines developed with the input of Developer and any and all other information relevant to the calculation of percentage fees owed. Spreadsheets shall continue to be provided as long as any percentage fees in any category shall become due to Developer under any of the provisions of this agreement.

                  C. There shall be deducted from any sums due to the Developer an amount equal to percentage fees and/or bonus previously paid or credited sales of The Company's products which have since been properly returned by the customer or where an allowance credit for any reason by The Company has been appropriately made.

         5.       Developer's Relationship and Conduct of Business.

                  A. Developer will operate from its own locations and shall use its best efforts and devote such time as may be necessary to the development, enhancement, marketing and distribution of The Company's products.

                  B. Developer will conduct all of its business in its own name and in such a manner as it may see fit. Developer will pay all expenses whatsoever of its office and activities and be responsible for the acts and expenses of its employees.

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                  C. Nothing in this agreement shall be construed or is intended to constitute Developer a partner, employee or general agent of The Company, nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible only for its own actions. It is understood that Developer is a major shareholder of The Company, but such fact shall not be a part of any presentation nor germane to any aspect of Developer's operations or activities or the dynamics of this Agreement.

                  D. Developer shall not, without The Company's prior written approval, alter, enlarge or limit orders, make representations (other than those set forth in The Company's product literature) or guarantees concerning The Company's products, or accept the return of, or make any allowance for such products.

                  E. Developer shall abide by The Company's written policies and communicate same to The Company's customers when appropriate.

                  F. Developer agrees not to handle or consult with respect to any competing lines during the term of this Agreement and for two years after expiration or termination of this Agreement, except if mutually agreed upon.

         6.       The Company's Duties and Responsibilities.

                  A. At least once every month, The Company shall supply to Developer any appropriate information with respect to operations and activities.

                  B. If The Company notifies customers of its acceptance or rejection of an order, a copy of any written notification shall be transmitted to Developer.

                  C. The Company shall furnish Developer, at no expense to it, videos, booklets, samples, catalogs, literature and other material necessary for proper assimilation and strategizing. Developer shall not change material or misrepresent The Company's products. Any literature which is not used or samples or other equipment belonging to The Company shall be returned to The Company at its request.

         7.       Terms of Agreement and Termination.

                  A. This Agreement shall be effective as of the 1st day of May, 2015 and terminate on the 30th day of April, 2018 ("Expiration Date"). This agreement is renewable for a second term of three years at the Developer's option by the Developer's giving a 60-day notice to The Company to that effect prior to the expiration of the first term.

                  B. If either party should determine that the other party has committed a substantial and material breach of this agreement the failure to cure which should result in a termination, they may give the party alleged to have breached written notice to that effect, demanding a cure within 30 days. The noticed party shall have the right thereupon to deny the breach or to effect the required cure. If the breach is denied and the parties do not come to an agreement with respect to it, either may demand arbitration under and pursuant to the rules of the American Arbitration Association. In such arbitration, the arbitrator shall have the authority to determine if a breach has occurred, the appropriate remedy and to assess costs and fees in favor of the prevailing party. If the alleged breach is neither contested nor cured within the 30-day notice period, the agreement shall stand as terminated and the parties relegated to any legal remedies they may see fit to pursue.

         8.  General.

                  A. This Agreement contains the entire understanding of the parties and shall supersede any other oral or written agreements, and shall be binding upon, or inure to the benefit of the parties' successors and assigns. It may not be modified in any way without the written consent of both parties.

                  B. This agreement shall be construed according to the laws of the State of Florida.

         9. Assignments. The Developer will have the right to assign this agreement to any competent and qualified third party related or non-related to the Developer or may assign the revenue from this agreement to any third related or non-related to the Developer.


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Dated:

MAJORCA GROUP, INC.


By: __________________________
       Its

EARTH SCIENCE TECH, INC.


By: ____________________________
      Its:

































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                                   SCHEDULE A

Any and all kinds of Hemp Oil and/or Hemp CBD Oil products marketed and branded under EST or any other brand. This also includes Hemp Oil and/or Hemp CBD Oil in any form including but not limited to liquid, powder, encapsulation, etc.

Pre-Workout